Exhibit 99.1

CV SCIENCES, INC. APPOINTS JOERG GRASSER AS NEW CHIEF FINANCIAL OFFICER

LAS VEGAS, March 21, 2019 (GLOBE NEWSWIRE) -- CV Sciences, Inc. (OTCQB:CVSI) (the “Company”, “CV Sciences”, “our”, “us” or “we”), a preeminent supplier and manufacturer of hemp CBD products through its industry-dominating brand, PlusCBD Oil™, announced today the appointment of Joerg Grasser as Chief Financial Officer, effective March 21, 2019.
Mr. Grasser brings to his new role more than 20 years of experience and an extensive background in accounting, finance, financial reporting and operations. He has served as Chief Accounting Officer of CV Sciences since December 2018. Prior to his role at CV Sciences, Mr. Grasser served as Controller of Ballast Point Brewing, a subsidiary of Constellation Brands, Inc. He also held senior finance positions with Sequenom, Inc. and Peregrine Semiconductor Corporation. Mr. Grasser began his career at KPMG LLP providing audit and IT advisory services, advancing to senior audit manager. He holds an MBA from the Keller Graduate School of Management, a BA from University of Regensburg, and is a Certified Public Accountant.
“Joerg’s extensive background in accounting and finance along with his strong leadership skills make him the ideal CFO for CV Sciences as we build upon our leadership talent, capabilities, and systems to support future growth,” said Joseph Dowling, Chief Executive Officer. “In Joerg’s short tenure at the Company, he has been an instrumental addition to our team, driving excellence in our financial reporting and strategic counsel to all of our corporate and financial decisions. We are very pleased to have him accept the additional responsibilities of CFO and we look forward to capitalizing on the rapidly growing opportunity that lies ahead.”
About CV Sciences, Inc.
CV Sciences, Inc. (OTCQB:CVSI) operates two distinct business segments: a consumer product division focused on manufacturing, marketing and selling hemp-based CBD products to a range of market sectors; and a drug development division focused on developing and commercializing novel therapeutics utilizing CBD. The Company’s PlusCBD Oil™ is the top-selling brand of hemp-derived CBD on the market, according to SPINS, the leading provider of syndicated data and insights for the natural, organic and specialty products industry. CV Sciences has primary offices and facilities in San Diego, California and Las Vegas, Nevada.  Additional information is available from OTCMarkets.com or by visiting www.cvsciences.com.
FORWARD-LOOKING DISCLAIMER
This press release may contain certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risks, uncertainties.
CONTACT INFORMATION:
Investor Contact:
ICR
Scott Van Winkle
617-956-6736
scott.vanwinkle@icrinc.com

Media Contact:
ICR
Cory Ziskind
646-277-1232
cory.ziskind@icrinc.com